Exhibit 5.1

SIDLEY AUSTIN LLP	BEIJING	LOS ANGELES
ONE SOUTH DEARBORN	BRUSSELS	NEW YORK
CHICAGO, IL 60603	CHICAGO	SAN FRANCISCO
(312) 853 7000	DALLAS	SHANGHAI
(312) 853 7036 FAX	FRANKFURT	SINGAPORE
	GENEVA	SYDNEY
	HONG KONG	TOKYO
	LONDON	WASHINGTON, D.C.

FOUNDED 1866

May 27, 2009

Cephalon, Inc.

41 Moores Road

Frazer, Pennsylvania 19355

Re:                               Cephalon, Inc.
Registration Statement on Form S-3

Ladies and Gentlemen:

We refer to the Registration Statement on Form S-3 (the “Registration Statement”) filed by Cephalon, Inc., a Delaware corporation (the “Company”), on May 20, 2009 (Registration No. 333-159365) with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”), which Registration Statement became effective upon filing pursuant to Rule 462(e) under the Securities Act.  Pursuant to the Registration Statement, the Company is issuing (i) 5,000,000 shares (the “Shares”) of its common stock, par value $0.01 per share (“Common Stock”), and (ii) $500,000,000 aggregate principal amount of its 2.50% Convertible Senior Subordinated Notes due May 1, 2014 (the “Notes”). The Notes are being issued under an Indenture, dated as of the date hereof (the “Indenture”), between the Company and U.S. Bank National Association (the “Trustee”), as trustee.

We are familiar with (i) the Registration Statement, (ii) the Company’s prospectus dated May 20, 2009 included in the Registration Statement (the “Base Prospectus”), (iii) each of the Company’s prospectus supplements dated May 21, 2009 supplementing the Base Prospectus and relating to the Shares and the Notes, respectively, (iv) the Indenture, (v) the Notes in global form, (vi) the executed Underwriting Agreement, dated May 21, 2009 (the “Share Underwriting Agreement”), between the Company and Deutsche Bank Securities Inc., as representative of the several underwriters named therein, relating to the issuance and sale of the Shares, (vii) the executed Underwriting Agreement, dated May 21, 2009 (the “Note Underwriting Agreement”), between the Company and Deutsche Bank Securities Inc., as representative of the several underwriters named therein, relating to the issuance and sale of the Notes, (viii) certain resolutions of the Board of Directors of the Company adopted on May 12, 2009 and May 15, 2009, respectively, (ix) certain resolutions of the Pricing Committee of the Board of Directors of the Company adopted on May 20, 2009, (x) the Restated Certificate of Incorporation of the Company, as amended (the “Restated Certificate of Incorporation”), and (xi) the By-laws of the Company.  We have also examined originals, or copies of originals certified or otherwise

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identified to our satisfaction, of such records of the Company and other corporate documents, have examined such questions of law and have satisfied ourselves as to such matters of fact as we have considered relevant and necessary as a basis for the opinions set forth herein.  We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of all natural persons and the conformity with the original documents of any copies thereof submitted to us for our examination.  We have also assumed that the Indenture (including any necessary supplemental indenture) is the valid and legally binding obligation of the Trustee.

Based on the foregoing, and subject to the qualifications and limitations set forth herein, we are of the opinion that:

1.             The issuance and sale of the Shares pursuant to the Share Underwriting Agreement have been duly authorized by the Company, and each such Share will be legally issued, fully paid and non-assessable when such Shares shall have been duly delivered to the purchasers thereof against payment of the agreed consideration therefor as contemplated by the Share Underwriting Agreement.

 2.            The issuance and sale of the Notes pursuant to the Note Underwriting Agreement have been duly authorized by the Company, and, when the Notes are duly executed and delivered by the Company, and authenticated by the Trustee, all in accordance with the provisions of the Indenture, and duly delivered to the purchasers thereof against payment of the agreed consideration therefor as contemplated by the Note Underwriting Agreement, the Notes will constitute valid and legally binding obligations of the Company (subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, fraudulent transfer and other laws of general applicability relating to or affecting creditors’ rights generally and to general principles of equity, regardless of whether considered in a proceeding in equity or at law).

3.             The issuance and sale of shares of Common Stock (the “Conversion Shares”) initially issuable upon conversion of the Notes in accordance with the Notes and the Indenture have been duly authorized by the Company, and each such Conversion Share will be legally issued, fully paid and non-assessable when issued upon conversion of the Notes in accordance with the terms of the Notes and the Indenture and at conversion prices per share at or in excess of the par value per share of the Common Stock at the time.

For the purposes of this opinion letter, we have assumed that, at the time of the issuance, sale and delivery of the Conversion Shares:  (i) the authorization thereof by the Company will not have been modified or rescinded, and there will not have occurred any change in law affecting the validity thereof; and (ii) the Restated Certificate of Incorporation of the Company, as currently in effect, will not have been modified or amended and will be in full force and effect.

This opinion letter is limited to the laws of the State of New York and the General Corporation Law of the State of Delaware.

We do not find it necessary for purposes of this opinion letter to cover, and accordingly we express no opinion as to, the application of the securities or blue sky laws of the various states or the District of Columbia to the issuance and sale of the Shares, the Notes or the Conversion Shares.

We hereby consent to the filing of this opinion letter as an Exhibit to the Registration Statement and to all references to our firm included in or made a part of the Registration Statement.  In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the related rules promulgated by the SEC.

Very truly yours,

/s/ SIDLEY AUSTIN LLP